                                   COPPER MILL
                              3400 COPPERMILL TRACE
                               RICHMOND, VIRGINIA

                                 MARKET VALUE -
                               FEE SIMPLE ESTATE

                                AS OF MAY 7, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                    (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                   [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]
                                                                    JULY 2, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: COPPER MILL
    3400 COPPERMILL TRACE
    RICHMOND, HENRICO COUNTY, VIRGINIA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 192 units with a total of 158,568 square feet of rentable area. The improvements were built in 1987. The improvements are situated on 13.3565 acres. Overall, the improvements are in good condition. As of the date of this appraisal, the subject property is 97% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.               LETTER OF TRANSMITTAL  PAGE 2
COPPER MILL, RICHMOND, VIRGINIA

The opinions expressed in this appraisal cover letter can only be completely understood reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 7, 2003 is:

                                    ($13,500,000)

                                Respectfully submitted
                                AMERICAN APPRAISAL ASSOCIATES, INC.

                                /s/ Frank Fehribach
July 2, 2003                    Frank Fehribach, MAI
#053272                         Managing Principal, Real Estate Group
                                Virginia Temporary Certified General Real Estate
                                Appraiser #4001 007252

Report By:
Brian Johnson, MAI
Virginia Temporary Certification Pending

Assisted By:
Jonathan Hackerman

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
COPPER MILL, RICHMOND, VIRGINIA

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA
Executive Summary ..........................................      4
Introduction ...............................................      9
Area Analysis ..............................................     11
Market Analysis ............................................     14
Site Analysis ..............................................     16
Improvement Analysis .......................................     16
Highest and Best Use .......................................     17

                                   VALUATION

Valuation Procedure ........................................     18
Sales Comparison Approach ..................................     20
Income Capitalization Approach .............................     26
Reconciliation and Conclusion ..............................     37

                                    ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 4
COPPER MILL, RICHMOND,VIRGINIA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                    Copper Mill
LOCATION:                         3400 Coppermill Trace
                                  Richmond, Virginia

INTENDED USE OF ASSIGNMENT:       Court Settlement
PURPOSE OF APPRAISAL:             "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:               Fee simple estate

DATE OF VALUE:                    May 7, 2003
DATE OF REPORT:                   July 2, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:

   Size:                          13.3565 acres, or 581,809 square feet
   Assessor Parcel No.:           756-756-1972
   Floodplain:                    Community Panel No. 510077 0050 B (February 4,
                                  1981)
                                  Flood Zone C, an area outside the floodplain.
   Zoning:                        R-5C (General Residence District)

BUILDING:
   No. of Units:                  192 Units
   Total NRA:                     158,568 Square Feet
   Average Unit Size:             826  Square Feet
   Apartment Density:             14.4 units per acre
   Year Built:                    1987

UNIT MIX AND MARKET RENT:

                          GROSS RENTAL INCOME PROJECTION
----------------------------------------------------------------------------
                             Market Rent
              Square    ---------------------       Monthly        Annual
Unit Type      Feet      Per Unit      Per SF       Income         Income
----------------------------------------------------------------------------
  1A10           697    $       710    $ 1.02      $ 76,680      $   920,160
  2A20           967    $       860    $ 0.89      $ 30,960      $   371,520
  2B20         1,010    $       850    $ 0.84      $ 40,800      $   489,600
----------------------------------------------------------------------------
                                       Total       $148,440      $ 1,781,280

OCCUPANCY:                                     97%
ECONOMIC LIFE:                                 45 Years
EFFECTIVE AGE:                                 12 Years
REMAINING ECONOMIC LIFE:                       33 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 5
COPPER MILL, RICHMOND, VIRGINIA

                               SUBJECT PHOTOGRAPHS

[PICTURE]
EXTERIOR - APARTMENT BUILDING & LAKE

[PICTURE]
EXTERIOR - LANDSCAPE & APARTMENT BUILDING

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                   EXECUTIVE SUMMARY  PAGE 6
COPPER MILL, RICHMOND, VIRGINIA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
    As Vacant:                 Hold for future multi-family development
    As Improved:               Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
COPPER MILL, RICHMOND, VIRGINIA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

     DIRECT CAPITALIZATION                       Amount                 $/Unit
     ---------------------                       ------                 ------
Potential Rental Income                       $  1,781,280             $  9,278
Effective Gross Income                        $  1,790,990             $  9,328
Operating Expenses                            $    636,750             $  3,316             35.6% of EGI
Net Operating Income:                         $  1,115,841             $  5,812

Capitalization Rate                                   8.75%
DIRECT CAPITALIZATION VALUE                   $ 12,700,000 *           $ 66,146 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                    10 years
2002 Economic Vacancy                                    8%
Stabilized Vacancy & Collection Loss:                    7%
Lease-up / Stabilization Period                        N/A
Terminal Capitalization Rate                          9.25%
Discount Rate                                        11.00%
Selling Costs                                         2.00%
Growth Rates:
  Income                                              3.00%
  Expenses:                                           3.00%
DISCOUNTED CASH FLOW VALUE                    $ 13,400,000 *           $ 69,792 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE        $ 13,400,000             $ 69,792 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)          $  59,545 to $ 81,100
  Range of Sales $/Unit (Adjusted)            $  68,775 to $ 81,814
VALUE INDICATION - PRICE PER UNIT             $ 13,800,000 *           $ 71,875 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales          6.89 to 8.23
  Selected EGIM for Subject                           7.65
  Subject's Projected EGI                     $  1,790,990
EGIM ANALYSIS CONCLUSION                      $ 13,700,000 *           $ 71,354 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION              $ 13,800,000 *           $ 71,875 / UNIT

RECONCILED SALES COMPARISON VALUE             $ 13,800,000             $ 71,875 / UNIT

--------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
COPPER MILL, RICHMOND, VIRGINIA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                              $ 13,800,000
  NOI Per Unit                                $ 13,800,000
  EGIM Multiplier                             $ 13,700,000
INDICATED VALUE BY SALES COMPARISON           $ 13,800,000             $ 71,875 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:               $ 12,700,000
  Discounted Cash Flow Method:                $ 13,400,000
INDICATED VALUE BY THE INCOME APPROACH        $ 13,400,000             $ 69,792 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:          $ 13,500,000             $ 70,313 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION  PAGE 9
COPPER MILL, RICHMOND,VIRGINIA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 3400 Coppermill Trace, Richmond, Henrico County, Virginia. Richmond identifies it as 756-756-1972.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Jonathan Hackerman on May 7, 2003. Brian Johnson, MAI and Frank Fehribach, MAI have not made a personal inspection of the subject property. Jonathan Hackerman assisted Brian Johnson, MAI in the research, valuation analysis and writing the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI, Brian Johnson, MAI, and Jonathan Hackerman have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 7, 2003. The date of the report is July 2, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales &

AMERICAN APPRAISAL ASSOCIATES, INC.                        INTRODUCTION  PAGE 10
COPPER MILL, RICHMOND, VIRGINIA

Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago:
Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

   MARKETING PERIOD:    6 to 12 months
   EXPOSURE PERIOD:     6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in CPGF XXII. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 11
COPPER MILL, RICHMOND, VIRGINIA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Richmond, Virginia. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being commercial. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - Route 250
West   - Route 288
South  - Route 6
North  - I-295

MAJOR EMPLOYERS

Major employers in the subject's area include Virginia Power, AlliedSignal, Trignon Blue Cross Blue Shield, Circuit City Stores, Inc., CSX Corporation, James River Corporation of Virginia, Reynolds Metals company, Universal Corporation, Dominion Resources, Signet Banking Corp., Owens & Colony Life and Heilig-myers and Richfood Holdings. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
COPPER MILL, RICHMOND, VIRGINIA

                                     NEIGHBORHOOD DEMOGRAPHICS
--------------------------------------------------------------------------------------------------
                                                           AREA
                                       --------------------------------------------
CATEGORY                               1-MI. RADIUS    3-MI. RADIUS    5-MI. RADIUS        MSA
--------------------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                          12,308          78,593         173,599       1,018,759
5-Year Population                           13,234          84,532         186,833       1,078,199
% Change CY-5Y                                 7.5%            7.6%            7.6%            5.8%
Annual Change CY-5Y                            1.5%            1.5%            1.5%            1.2%

HOUSEHOLDS
Current Households                           6,600          34,284          72,213         398,125
5-Year Projected Households                  7,293          37,362          78,476         425,997
% Change CY - 5Y                              10.5%            9.0%            8.7%            7.0%
Annual Change CY-5Y                            2.1%            1.8%            1.7%            1.4%

INCOME TRENDS
Median Household Income                 $   41,039      $   59,561      $   61,791      $   49,684
Per Capita Income                       $   27,293      $   28,466      $   29,944      $   24,502
Average Household Income                $   51,503      $   65,584      $   72,192      $   62,697

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                           HOUSING TRENDS
------------------------------------------------------------------------------------------------
                                                          AREA
                                       --------------------------------------------
CATEGORY                               1-MI. RADIUS    3-MI. RADIUS    5-MI. RADIUS        MSA
------------------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting                   62.72%          38.00%          32.54%          29.95%
5-Year Projected % Renting                60.00%          36.69%          31.98%          29.09%

% of Households Owning                    26.14%          55.41%          61.89%          63.93%
5-Year Projected % Owning                 29.30%          56.99%          62.70%          65.14%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
COPPER MILL, RICHMOND, VIRGINIA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Commercial/Retail properties
South - Apartment Community
East  - Apartment Community
West  - Apartment Community

CONCLUSIONS

The subject is well located within the city of Richmond. The neighborhood is characterized as being mostly suburban in nature and is currently in the growth stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                     MARKET ANALYSIS  PAGE 14
COPPER MILL, RICHMOND, VIRGINIA

                                 MARKET ANALYSIS

The subject property is located in the city of Richmond in Henrico County. The overall pace of development in the subject's market is more or less decreasing. There are currently 1,469 units under construction in the Richmond area. Some include the Lofts at Canal Walk (89 units), Todd Hamm Apartments (99 units), Creek Points (214 units), Park at Salisbury (320 units), Reflections at West Creek (290 units) and the Lodge at Hunton Park (300 units). These complexes, although in the Richmond area, are mostly south of the subject and will not directly compete with the subject as the subject's immediate area is already saturated with apartment complexes. The following table illustrates historical vacancy rates for the subject's market.

          HISTORICAL VACANCY RATE
--------------------------------------------
Period            Region           Submarket
--------------------------------------------
 1Q01              5.4%               4.9%
 2Q01              6.4%               6.0%
 1Q02              6.4%               5.1%
 2Q02              6.5%               6.7%
 1Q03              9.2%               8.8%

Source: Carolina Real Data

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market. Vacancy rates are increasing in the region as well as the submarket and there has been negative absorption over the last 6 months. A main factor for this is that the Richmond area has only gained 3,000 jobs over the past year, an increase of 1%. Unemployment however has decreased to 3.7% in 1Q03 from 4.1% in 1Q02. Also the city was ranked the 5th best place to work and live in the US in Employment Review magazine. So although there are some negative influences in the market over the past year, Richmond is still a desirable place to live and work.

Market rents in the subject's market have been following a stable trend. The following table illustrates historical rental rates for the subject's market.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
COPPER MILL, RICHMOND, VIRGINIA

              HISTORICAL AVERAGE RENT
------------------------------------------------------
Period     Region      % Change   Submarket   % Change
------------------------------------------------------
 1Q01      $  637           -      $   614        -
 2Q01      $  644         1.1%     $   607     -1.1%
 1Q02      $  660         2.5%     $   663      9.2%
 2Q02      $  676         2.4%     $   677      2.1%
 1Q03      $  685         1.3%     $   682      0.7%

Source: Carolina Real Data

The following table illustrates a summary of the subject's competitive set.

                                   COMPETITIVE PROPERTIES
----------------------------------------------------------------------------------------------------
   No.            Property Name          Units     Ocpy.   Year Built      Proximity to subject
----------------------------------------------------------------------------------------------------
  R-1        Hickory Creek                294       93%       1985      1-mile east of the subject
  R-2        Broadmoor                    360       88%       1985      Next to subject
  R-3        Copper Spring Apartments     366       87%       1990      Next to subject
  R-4        Sundance Station             300       97%       1969      1/2-mile east of the subject
  R-5        Culpepper Farms              228       97%       1972      1 1/2-miles north of subject
Subject      Copper Mill                  192       97%       1987

Three-bedroom units had the highest vacancy rates in 1Q03 at 14.2% followed by one bedroom units at 8.4% and then two bedroom units at 8.2%. One and two bedroom vacancy rates have doubled from one year ago while three-bedroom units vacancy has declined slightly. Average rents for all three-unit types have increased by about $20 from 1Q02 to 1Q03.

AMERICAN APPRAISAL ASSOCIATES, INC.                PROPERTY DESCRIPTION  PAGE 16
COPPER MILL, RICHMOND, VIRGINIA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                   13.3565 acres, or 581,809 square feet
  Shape                       Generally rectangular
  Topography                  Level
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Good
  Flood Zone:
     Community Panel          510077 0050 B, dated February 4, 1981
     Flood Zone               Zone C
  Zoning                      R-5C, the subject improvement represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                             ASSESSED VALUE - 2003
                  --------------------------------------------    TAX RATE /     PROPERTY
PARCEL NUMBER        LAND         BUILDING            TOTAL       MILL RATE       TAXES
-----------------------------------------------------------------------------------------
756-756-1972      $ 1,728,000   $ 9,953,100       $ 11,681,100     0.00940      $ 109,802

IMPROVEMENT ANALYSIS

Year Built                    1987
Number of Units               192
Net Rentable Area             158,568 Square Feet
Construction:
 Foundation                   Reinforced concrete slab
 Frame                        Heavy or light wood
 Exterior Walls               Wood or vinyl siding
 Roof                         Composition shingle over a wood truss structure
Project Amenities             Amenities at the subject include a swimming pool,
                              spa/jacuzzi, sand volleyball,tennis court, jogging
                              track, gym room, car wash, barbeque equipment,
                              and parking area.
Unit Amenities                Individual unit amenities include a balcony,
                              fireplace, cable TV connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, microwave dishwasher, water heater, garbage disposal,

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
COPPER MILL, RICHMOND, VIRGINIA

                              washer/dryer, and oven.

Unit Mix:

                                  Unit Area
Unit Type    Number of Units      (Sq. Ft.)
--------------------------------------------

  1A10            108                 697
  2A20             36                 967
  2B20             48               1,010

Overall Condition              Good
Effective Age                  12 years
Economic Life                  45 years
Remaining Economic Life        33 years
Deferred Maintenance           None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1987 and consist of a 192-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
COPPER MILL, RICHMOND, VIRGINIA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
COPPER MILL, RICHMOND, VIRGINIA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
COPPER MILL, RICHMOND, VIRGINIA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 21
COPPER MILL, RICHMOND, VIRGINIA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                      COMPARABLE                   COMPARABLE                COMPARABLE
DESCRIPTION                      SUBJECT                I - 1                         I - 2                    I - 3
-------------------------------------------------------------------------------------------------------------------------------
  Property Name                Copper Mill    Chase Gayton               Oaks @ Gayton               Crossings @ Short Pump
LOCATION:
  Address                      3400           100 Chase                  12520 Gayton Road           3400 Cox Road
                               Coppermill     Gayton Drive
                               Trace

  City, State                  Richmond,      Richmond, VA               Richmond, VA                Richmond, VA
                               Virginia
  County                       Henrico        Henrico                    Henrico                     Henrico
PHYSICAL  CHARACTERISTICS:
  Net Rentable Area (SF)       158,568        311,196                    179,920                     401,152
  Year Built                   1987           1985                       1987                        1997
  Number of Units              192            328                        220                         424
  Unit Mix:                    Type  Total    Type               Total   Type               Total    Type                 Total
                               1A10    108    1Br/1Ba              156   1Br/1Ba               96    1Br/1Ba                168
                               2A20     36    2Br/1Ba               54   1Br/1Ba/den           32    2Br/2Ba                208
                               2B20     48    2Br/2Ba               88   2Br/2Ba               92    3Br/2Ba                 48
                                              3Br/2Ba               30

  Average Unit Size (SF)       826            949                        818                         946
  Land Area (Acre)             13.3565        27.6190                    16.2300                     29.2120
  Density (Units/Acre)         14.4           11.9                       13.6                        14.5
  Parking Ratio (Spaces/Unit)                 1.63           N/A                        N/A                         N/A
  Parking Type (Gr.,Cov.,etc.) Garage,Open    Open                       Open, Covered               Open, Garage
                                Covered
CONDITION:                     Good           Good                       Good                        Very Good

APPEAL:                        Good           Good                       Good                        Good
AMENITIES:
  Pool/Spa                     Yes/Yes        Yes/Yes                    Yes/No                      Yes/No
  Gym Room                     Yes            Yes                        Yes                         Yes
  Laundry Room                 No             Yes                        No                          Yes
  Secured Parking              No             No                         No                          No
  Sport Courts                 No             Yes                        Yes                         Yes
  Washer/Dryer Connection      Yes            No                         Yes                         Yes
  Playground                   No             No                         No                          No
  Sauna                        No             No                         No                          No
OCCUPANCY:                     97%            97%                        95%                         98%
TRANSACTION DATA:
  Sale Date                                   June,  2001                September, 2000             March, 2001
  Sale Price ($)                              $ 21,175,000               $ 13,100,000                $ 33,500,000
  Grantor                                     Principal                  Archstone                   Archstone
                                               Life                       Communities                 Communities
                                               Insurance                  Trust

  Grantee                                     Cornerstone                Carpreit                    TCRD,  LLC
                                              Realty Income

  Sale Documentation                          Book 3114 Page 2222        Book 5130 Page 357          Book 3081 Page 148
  Verification                                Representative             Buyer                       Grantor
                                               of Grantee
  Telephone Number
ESTIMATED PRO-FORMA:                           Total $    $/Unit $/SF     Total $   $/Unit  $/SF       Total $  $/Unit     $/SF
  Potential Gross Income                      $3,021,720  $9,213 $9.71   $2,000,000 $9,091 $11.12    $4,258,080 $10,043   $10.61
  Vacancy/Credit Loss                         $   79,320  $  242 $0.25   $  100,000 $  455 $ 0.56    $   63,684 $   150   $ 0.16
  Effective Gross Income                      $2,942,400  $8,971 $9.46   $1,900,000 $8,636 $10.56    $4,194,396 $ 9,892   $10.46
  Operating Expenses                          $ 1,082400  $3,300 $3.48   $   747,80 $3,399 $ 4.16    $1,272,000 $ 3,000   $ 3.17
  Net Operating Income                        $  1,86000  $5,671 $5.98   $1,192,100 $5,419 $ 6.63    $2,922,396 $ 6,892   $ 7.29

NOTES:                                        The property has 2                                     Good locale as it is close
                                               tennis courts.                                         to major arteries and retail
                                                                                                      centers.

  PRICE PER UNIT                                      $64,558                    $59,545                      $79,009
  PRICE PER SQUARE FOOT                               $ 68.04                    $ 72.81                      $ 83.51
  EXPENSE RATIO                                          36.8%                      39.4%                        30.3%
  EGIM                                                   7.20                       6.89                         7.99
  OVERALL CAP RATE                                       8.78%                      9.10%                        8.72%
  Cap Rate based on Pro Forma or                      PRO FORMA                 PRO FORMA                      ACTUAL
   Actual Income?

                                        COMPARABLE                 COMPARABLE
DESCRIPTION                               I - 4                       I - 5
---------------------------------------------------------------------------------------
  Property Name                   Addison @ Wyndham          Summit Stony
                                                             Point Apartments
LOCATION:
  Address                         11401 Old Nuckols Road     3012 Stony Lake Drive
  City, State                     Richmond, VA               Richmond, VA
  County                          Henrico                    Henrico
PHYSICAL  CHARACTERISTICS:
  Net Rentable Area (SF)          293,792                    264,610
  Year Built                      1998                       1985
  Number of Units                 312                        250
  Unit Mix:                       Type             Total     Type               Total
                                  1Br/1Ba            128     1Br/1Ba               54
                                  2Br/2Ba            148     1Br/1Ba/den           54
                                  3Br/2Ba             36     2Br/2Ba              142

  Average Unit Size (SF)          942                        1,058
  Land Area (Acre)                21.6640                    37.4940
  Density (Units/Acre)            14.4                       6.7
  Parking Ratio (Spaces/Unit)     N/A                        N/A
  Parking Type (Gr.,Cov.,etc.)    Open, Garage               Open
CONDITION:                        Very Good                  Good
APPEAL:                           Good                       Good
AMENITIES:
  Pool/Spa                        Yes/No                     Yes/Yes
  Gym Room                        Yes                        No
  Laundry Room                    Yes                        Yes
  Secured Parking                 No                         No
  Sport Courts                    Yes                        Yes
  Washer/Dryer Connection         Yes                        Yes
  Playground                      Yes                        No
  Sauna                           No                         Yes
OCCUPANCY:                        96%                        95%
TRANSACTION DATA:
  Sale Date                       December, 2000             June, 2001
  Sale Price ($)                  $ 24,150,000               $ 20,275,000
  Grantor                         Archstone Communities      Stony Point/Summit LP
  Grantee                         Addison                    MGM
                                  Assoc., LLC                Enterprises
  Sale Documentation              Book 3057 Page 218         N/A
  Verification                    Grantor                    Third party
  Telephone Number
ESTIMATED PRO-FORMA:                Total $  $/Unit   $/SF    Total $    $/Unit   $/SF
  Potential Gross Income          $2,968,560 $9,515  $10.10  $2,710,000  $10,840 $10.24
  Vacancy/Credit Loss             $   35,760 $  115  $ 0.12  $  155,000  $   620 $ 0.59
  Effective Gross Income          $2,932,800 $9,400  $ 9.98  $ 2,555,00  $10,220 $ 9.66
  Operating Expenses              $  920,400 $2,950  $ 3.13  $  905,000  $ 3,620 $ 3.42
  Net Operating Income            $2,012,400 $6,450  $ 6.85  $1,650,000  $ 6,600 $ 6.24

NOTES:                            New Property at date
                                  of sales.

  PRICE PER UNIT                         $77,404                     $81,100
  PRICE PER SQUARE FOOT                  $ 82.20                     $ 76.62
  EXPENSE RATIO                             31.4%                       35.4%
  EGIM                                      8.23                        7.94
  OVERALL CAP RATE                          8.33%                       8.14%
  Cap Rate based on Pro Forma or
   Actual Income?                        ACTUAL                     PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
COPPER MILL, RICHMOND, VIRGINIA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $59,545 to $81,100 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $68,775 to $81,814 per unit with a mean or average adjusted price of $76,139 per unit. The median adjusted price is $78,099 per unit. Based on the following analysis, we have concluded to a value of $72,000 per unit, which results in an "as is" value of $13,800,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
COPPER MILL, RICHMOND, VIRGINIA

SALES ADJUSTMENT GRID

                                                          COMPARABLE               COMPARABLE                  COMPARABLE
   DESCRIPTION                   SUBJECT                     I - 1                    I - 2                       I - 3
----------------------------------------------------------------------------------------------------------------------------------
 Property Name              Copper Mill               Chase Gayton              Oaks @ Gayton               Crossings @ Short Pump

 Address                    3400 Coppermill Trace     100 Chase Gayton Drive    12520 Gayton Road           3400 Cox Road
                                                                                                            Nuckols Road

 City                       Richmond, Virginia        Richmond, VA              Richmond, VA                Richmond, VA
 Sale Date                                            June, 2001                September, 2000             March, 2001
 Sale Price ($)                                       $21,175,000               $13,100,000                 $33,500,000
 Net Rentable Area (SF)     158,568                   311,196                   179,920                     401,152
 Number of Units            192                       328                       220                         424
 Price Per Unit                                       $64,558                   $59,545                     $79,009
 Year Built                 1987                      1985                      1987                        1997
 Land Area (Acre)           13.3565                   27.6190                   16.2300                     29.2120
VALUE ADJUSTMENTS              DESCRIPTION               DESCRIPTION     ADJ.      DESCRIPTION     ADJ.       DESCRIPTION     ADJ.
 Property Rights Conveyed   Fee Simple Estate         Fee Simple Estate   0%    Fee Simple Estate   0%      Fee Simple Estate  0%
 Financing                                            Cash To Seller      0%    Cash To Seller      0%      Cash To Seller     0%
 Conditions of Sale                                   Arm's Length        0%    Arm's Length        0%      Arm's Length       0%
 Date of Sale (Time)                                  June, 2001          8%    September, 2000    10%      March, 2001        9%
VALUE AFTER TRANS.
ADJUST. ($/UNIT)                                              $69,723                  $65,500                    $86,120
 Location                                             Comparable          0%    Inferior            5%      Comparable         0%
 Number of Units            192                       328                 5%    220                 0%      424               10%
 Quality / Appeal           Good                      Comparable          0%    Comparable          0%      Comparable         0%
 Age / Condition            1987                      1985 / Good         0%    1987 / Good         0%      1997 / Very Good -10%
 Occupancy at Sale          97%                       97%                 0%    95%                 0%      98%
 Amenities                  Good                      Comparable          0%    Comparable          0%      Comparable         0%
 Average Unit Size (SF)     826                       949                -3%    818                 0%      946              - 5%
PHYSICAL ADJUSTMENT                                                       2%                        5%                       - 5%
FINAL ADJUSTED VALUE
($/UNIT)                                                      $71,117                  $68,775                   $81,814

                                COMPARABLE                COMPARABLE
   DESCRIPTION                     I - 4                     I - 5
-------------------------------------------------------------------------------------
 Property Name               Addison @ Wyndham          Summit Stony Point Apartments

 Address                     11401 Old Nuckols Road     3012 Stony Lake Drive

 City                        Richmond, VA               Richmond, VA
 Sale Date                   December, 2000             June, 2001
 Sale Price ($)              $24,150,000                $20,275,000
 Net Rentable Area (SF)      293,792                    264,610
 Number of Units             312                        250
 Price Per Unit              $77,404                    $81,100
 Year Built                  1998                       1985
 Land Area (Acre)            21.6640                    37.4940
VALUE ADJUSTMENTS            DESCRIPTION        ADJ.    DESCRIPTION        ADJ.
 Property Rights Conveyed    Fee Simple Estate   0%     Fee Simple Estate   0%
 Financing                   Cash To Seller      0%     Cash To Seller      0%
 Conditions of Sale          Arm's Length        0%     Arm's Length        0%
 Date of Sale (Time)         12-2000            10%     06-2001             7%
VALUE AFTER TRANS.
ADJUST. ($/UNIT)                   $85,144                     $86,777
 Location                    Inferior            5%     Comparable          0%
 Number of Units             312                 5%     250                 0%
 Quality / Appeal            Comparable          0%     Comparable          0%
 Age / Condition             1998 / Very Good  -10%     1985 / Good         0%
 Occupancy at Sale           96%                        95%
 Amenities                   Comparable          0%     Comparable          0%
 Average Unit Size (SF)      942                -5%     1,058             -10%
PHYSICAL ADJUSTMENT                             -5%                       -10%
FINAL ADJUSTED VALUE
($/UNIT)                           $80,887                     $78,099

SUMMARY

VALUE RANGE (PER UNIT)              $68,775 TO $81,814
MEAN (PER UNIT)                     $76,139
MEDIAN (PER UNIT)                   $78,099
VALUE CONCLUSION (PER UNIT)         $72,000

VALUE OF IMPROVEMENT & MAIN SITE          $13,824,000
  PV OF CONCESSIONS                      -$    47,000
VALUE INDICATED BY SALES
COMPARISON APPROACH                       $13,777,000
ROUNDED                                   $13,800,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
COPPER MILL, RICHMOND, VIRGINIA

                             NOI PER UNIT COMPARISON

                           SALE PRICE                   NOI/               SUBJECT NOI
COMPARABLE     NO. OF      ----------                 --------            --------------        ADJUSTMENT             INDICATED
   NO.         UNITS       PRICE/UNIT       OAR       NOI/UNIT            SUBJ. NOI/UNIT          FACTOR               VALUE/UNIT
---------------------------------------------------------------------------------------------------------------------------------
   I-1          328       $21,175,000      8.78%     $1,860,000             $1,115,841            1.025                 $66,162
                            $64,558                    $5,671                 $5,812
   I-2          220       $13,100,000      9.10%     $1,192,100             $1,115,841            1.073                 $63,865
                            $59,545                    $5,419                 $5,812
   I-3          424       $33,500,000      8.72%     $2,922,396             $1,115,841            0.843                 $66,620
                            $79,009                    $6,892                 $5,812
   I-4          312       $24,150,000      8.33%     $2,012,400             $1,115,841            0.901                 $69,744
                            $77,404                    $6,450                 $5,812
   I-5          250       $20,275,000      8.14%     $1,650,000             $1,115,841            0.881                 $71,413
                            $81,100                    $6,600                 $5,812

                 PRICE/UNIT
--------------------------------------------
 Low          High       Average      Median

$63,865     $71,413      $67,561     $66,620

VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT
------------------------------------------------
Estimated Price Per Unit           $    72,000
                                   -----------
Number of Units                            192
Value                              $13,824,000
  PV of Concessions               -$    47,000
                                   -----------
Value Based on NOI Analysis        $13,777,000
             Rounded               $13,800,000

The adjusted sales indicate a range of value between $63,865 and $71,413 per unit, with an average of $67,561 per unit. Based on the subject's competitive position within the improved sales, a value of $72,000 per unit is estimated. This indicates an "as is" market value of $13,800,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
COPPER MILL, RICHMOND, VIRGINIA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                            SALE PRICE
COMPARABLE      NO. OF      ----------     EFFECTIVE         OPERATING                     SUBJECT
   NO.          UNITS       PRICE/UNIT    GROSS INCOME        EXPENSE        OER        PROJECTED OER        EGIM
-----------------------------------------------------------------------------------------------------------------
   I-1           328       $21,175,000     $2,942,400       $1,082,400      36.79%                           7.20
                             $64,558
   I-2           220       $13,100,000     $1,900,000       $  747,800      39.36%                           6.89
                             $59,545
   I-3           424       $33,500,000     $4,194,396       $1,272,000      30.33%                           7.99
                             $79,009                                                        35.55%
   I-4           312       $24,150,000     $2,932,800       $  920,400      31.38%                           8.23
                             $77,404
   I-5           250       $20,275,000     $2,555,000       $  905,000      35.42%                           7.94
                             $81,100

                  EGIM
----------------------------------------
Low       High     Average        Median

6.89      8.23     7.65           7.94

  VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES
-----------------------------------------------------
Estimate EGIM                                    7.65
                                         ------------
Subject EGI                              $  1,790,990
Value                                    $ 13,701,077
  PV of Concessions                     -$     47,000
                                         ------------
Value Based on EGIM Analysis             $ 13,654,077
                              Rounded    $ 13,700,000
            Value Per Unit               $     71,354

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 35.55% before reserves. The comparable sales indicate a range of expense ratios from 30.33% to 39.36%, while their EGIMs range from 6.89 to 8.23. Overall, we conclude to an EGIM of 7.65, which results in an "as is" value estimate in the EGIM Analysis of $13,700,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $13,800,000.

Price Per Unit                                  $13,800,000
NOI Per Unit                                    $13,800,000
EGIM Analysis                                   $13,700,000

Sales Comparison Conclusion                     $13,800,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
COPPER MILL, RICHMOND, VIRGINIA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 27
COPPER MILL, RICHMOND, VIRGINIA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                             Average
           Unit Area    ------------------
Unit Type  (Sq. Ft.)    Per Unit    Per SF   %Occupied
------------------------------------------------------
  1A10         697        $719       $1.03      96.0%
  2A20         967        $872       $0.90      97.0%
  2B20        1010        $901       $0.89     100.0%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 28
COPPER MILL, RICHMOND, VIRGINIA

                                  RENT ANALYSIS

                                                                                COMPARABLE RENTS
                                                           --------------------------------------------------
                                                             R-1       R-2      R-3         R-4        R-5
                                                           --------------------------------------------------
                                                                                 Copper
                                                           Hickory               Spring    Sundance Culpepper
                                                            Creek   Broadmoor  Apartments  Station    Farms
                                                           --------------------------------------------------
                                                                         COMPARISON TO SUBJECT
                                         SUBJECT  SUBJECT  --------------------------------------------------
                           SUBJECT UNIT  ACTUAL   ASKING            Slightly                        Slightly
      DESCRIPTION             TYPE        RENT     RENT    Similar  Inferior    Similar    Similar  Superior
-------------------------------------------------------------------------------------------------------------
Monthly Rent                   1A10      $  719            $   735    $ 683     $  695      $ 718     $ 728
Unit Area (SF)                              697      697       862      687        700        665       712
Monthly Rent Per Sq. Ft.                 $ 1.03            $  0.85    $0.99     $ 0.99      $1.08     $1.02

Monthly Rent                   2A20      $  872                       $ 840     $1,050      $ 815     $ 880
Unit Area (SF)                              967      967                930        903        872       957
Monthly Rent Per Sq. Ft.                 $ 0.90                       $0.90     $ 1.16      $0.93     $0.92

Monthly Rent                   2B20      $  901            $   845
Unit Area (SF)                            1,010    1,010     1,030
Monthly Rent Per Sq. Ft.                 $ 0.89            $  0.82

      DESCRIPTION            MIN      MAX    MEDIAN   AVERAGE
-------------------------------------------------------------
Monthly Rent               $  683   $  735   $  718    $  712
Unit Area (SF)                665      862      700       725
Monthly Rent Per Sq. Ft.   $ 0.85   $ 1.08   $ 0.99    $ 0.99

Monthly Rent
Unit Area (SF)             $  815   $1,050   $  860    $  896
Monthly Rent Per Sq. Ft.      872      957      917       915
                           $ 0.90   $ 1.16   $ 0.93    $ 0.98
Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.   $  845   $  845   $  845    $  845
                            1,030    1,030    1,030     1,030
                           $ 0.82   $ 0.82   $ 0.82    $ 0.82

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                             Market Rent
                             Unit Area   -------------------    Monthly      Annual
Unit Type   Number of Units  (Sq. Ft.)   Per Unit     Per SF    Income       Income
-------------------------------------------------------------------------------------
  1A10           108             697        $710       $1.02    $ 76,680   $  920,160
  2A20            36             967        $860       $0.89    $ 30,960   $  371,520
  2B20            48           1,010        $850       $0.84    $ 40,800   $  489,600
                                                                ---------  -----------
                                                       Total    $148,440   $1,781,280
                                                                =========  ===========

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
COPPER MILL, RICHMOND, VIRGINIA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                 FISCAL YEAR 2000          FISCAL YEAR 2001        FISCAL YEAR 2002
                            ---------------------------------------------------------------------------
                                      ACTUAL                    ACTUAL                   ACTUAL
                            ---------------------------------------------------------------------------
DESCRIPTION                    TOTAL      PER UNIT       TOTAL      PER UNIT      TOTAL        PER UNIT
-------------------------------------------------------------------------------------------------------
Revenues
  Rental Income             $1,679,384   $    8,747   $1,760,499   $    9,169   $1,775,354   $    9,247
  Vacancy                   $   54,121   $      282   $   51,187   $      267   $   82,856   $      432
  Credit Loss/Concessions   $   69,132   $      360   $   47,711   $      248   $   64,472   $      336
                            ---------------------------------------------------------------------------
    Subtotal                $  123,253   $      642   $   98,898   $      515   $  147,328   $      767
  Laundry Income            $        0   $        0   $        0   $        0   $    1,093   $        6
  Garage Revenue            $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue       $   88,999   $      464   $  105,627   $      550   $  137,517   $      716
                            ---------------------------------------------------------------------------
    Subtotal Other Income   $   88,999   $      464   $  105,627   $      550   $  138,610   $      722
                            ---------------------------------------------------------------------------
Effective Gross Income      $1,645,130   $    8,568   $1,767,228   $    9,204   $1,766,636   $    9,201
Operating Expenses
  Taxes                     $   87,874   $      458   $   91,158   $      475   $   91,472   $      476
  Insurance                 $   13,372   $       70   $   35,206   $      183   $   30,774   $      160
  Utilities                 $   92,154   $      480   $   87,012   $      453   $   86,020   $      448
  Repair & Maintenance      $   39,451   $      205   $   24,364   $      127   $   17,071   $       89
  Cleaning                  $   66,467   $      346   $   60,073   $      313   $   50,668   $      264
  Landscaping               $   37,775   $      197   $   42,666   $      222   $   56,817   $      296
  Security                  $        0   $        0   $        0   $        0   $        0   $        0
  Marketing & Leasing       $   40,472   $      211   $   23,721   $      124   $   24,109   $      126
  General Administrative    $   23,067   $      120   $   25,329   $      132   $   28,712   $      150
  Management                $   83,928   $      437   $   91,204   $      475   $   94,991   $      495
  Miscellaneous             $  132,938   $      692   $  185,982   $      969   $  151,359   $      788
                            ---------------------------------------------------------------------------
Total Operating Expenses    $  617,498   $    3,216   $  666,715   $    3,472   $  631,993   $    3,292
  Reserves                  $        0   $        0   $        0   $        0   $        0   $        0
                            ---------------------------------------------------------------------------
Net Income                  $1,027,632   $    5,352   $1,100,513   $    5,732   $1,134,643   $    5,910

                                FISCAL YEAR 2003           ANNUALIZED 2003
                            -------------------------------------------------
                                MANAGEMENT BUDGET             PROJECTION                 AAA PROJECTION
                            ------------------------------------------------------------------------------------
DESCRIPTION                    TOTAL      PER UNIT       TOTAL      PER UNIT       TOTAL      PER UNIT       %
----------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income             $1,805,900   $    9,406   $1,772,248   $    9,230   $1,781,280   $    9,278   100.0%
  Vacancy                   $   82,135   $      428   $   89,784   $      468   $   80,158   $      417     4.5%
  Credit Loss/Concessions   $   38,210   $      199   $   60,672   $      316   $   44,532   $      232     2.5%
                            ------------------------------------------------------------------------------------
    Subtotal                $  120,345   $      627   $  150,456   $      784   $  124,690   $      649     7.0%
  Laundry Income            $   11,004   $       57   $        0   $        0   $        0   $        0     0.0%
  Garage Revenue            $        0   $        0   $        0   $        0   $        0   $        0     0.0%
  Other Misc. Revenue       $  105,972   $      552   $  126,516   $      659   $  134,400   $      700     7.5%
                            ------------------------------------------------------------------------------------
    Subtotal Other Income   $  116,976   $      609   $  126,516   $      659   $  134,400   $      700     7.5%
                            ------------------------------------------------------------------------------------
Effective Gross Income      $1,802,531   $    9,388   $1,748,308   $    9,106   $1,790,990   $    9,328   100.0%
Operating Expenses
  Taxes                     $   93,577   $      487   $   94,084   $      490   $   96,000   $      500     5.4%
  Insurance                 $   32,130   $      167   $   29,356   $      153   $   30,720   $      160     1.7%
  Utilities                 $   86,616   $      451   $  106,812   $      556   $   88,320   $      460     4.9%
  Repair & Maintenance      $   18,480   $       96   $   13,056   $       68   $   18,240   $       95     1.0%
  Cleaning                  $   50,732   $      264   $   42,608   $      222   $   48,000   $      250     2.7%
  Landscaping               $   58,792   $      306   $   52,540   $      274   $   60,480   $      315     3.4%
  Security                  $        0   $        0   $        0   $        0   $        0   $        0     0.0%
  Marketing & Leasing       $   24,000   $      125   $   22,724   $      118   $   24,960   $      130     1.4%
  General Administrative    $   27,348   $      142   $   25,016   $      130   $   26,880   $      140     1.5%
  Management                $   90,200   $      470   $   87,032   $      453   $   89,550   $      466     5.0%
  Miscellaneous             $  146,946   $      765   $  151,160   $      787   $  153,600   $      800     8.6%
                            ------------------------------------------------------------------------------------
Total Operating Expenses    $  628,821   $    3,275   $  624,388   $    3,252   $  636,750   $    3,316    35.6%
  Reserves                  $        0   $        0   $        0   $        0   $   38,400   $      200     6.0%
                            ------------------------------------------------------------------------------------
Net Income                  $1,173,710   $    6,113   $1,123,920   $    5,854   $1,115,841   $    5,812    62.3%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 7% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 30
COPPER MILL, RICHMOND, VIRGINIA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $200 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $200 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                CAPITALIZATION RATES
          -------------------------------
            GOING-IN          TERMINAL
          --------------   --------------
           LOW     HIGH     LOW     HIGH
          -------------------------------
RANGE     6.00%   10.00%   7.00%   10.00%
AVERAGE            8.14%            8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
COPPER MILL, RICHMOND, VIRGINIA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.      SALE DATE      OCCUP.   PRICE/UNIT    OAR
---------------------------------------------------------
   I-1        June, 2001        97%     $ 64,558    8.78%
   I-2      September, 2000     95%     $ 59,545    9.10%
   I-3        March, 2001       98%     $ 79,009    8.72%
   I-4          Dec-00          96%     $ 77,404    8.33%
   I-5          Jun-01          95%     $ 81,100    8.14%
                                             High   9.10%
                                              Low   8.14%
                                          Average   8.62%

Based on this information, we have concluded the subject's overall capitalization rate should be 8.75%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.25%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.00% indicates a value of $13,400,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 32
COPPER MILL, RICHMOND, VIRGINIA

approximately 42% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
COPPER MILL, RICHMOND, VIRGINIA

DISCOUNTED CASH FLOW ANALYSIS

                                   COPPER MILL

               YEAR                     APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
            FISCAL YEAR                    1             2             3             4             5             6
------------------------------------   ----------    ----------    ----------    ----------    ----------    ----------
REVENUE
  Base Rent                            $1,781,280    $1,834,718    $1,889,760    $1,946,453    $2,004,846    $2,064,992
  Vacancy                              $   80,158    $   82,562    $   85,039    $   87,590    $   90,218    $   92,925
  Credit Loss                          $   44,532    $   45,868    $   47,244    $   48,661    $   50,121    $   51,625
  Concessions                          $   35,626    $   18,347    $        0    $        0    $        0    $        0
                                       --------------------------------------------------------------------------------
    Subtotal                           $  160,315    $  146,777    $  132,283    $  136,252    $  140,339    $  144,549
  Laundry Income                       $        0    $        0    $        0    $        0    $        0    $        0
  Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $  134,400    $  138,432    $  142,585    $  146,863    $  151,268    $  155,806
                                       --------------------------------------------------------------------------------
    Subtotal Other Income              $  134,400    $  138,432    $  142,585    $  146,863    $  151,268    $  155,806
                                       --------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $1,755,365    $1,826,373    $1,900,062    $1,957,064    $2,015,775    $2,076,249
OPERATING EXPENSES:
  Taxes                                $   96,000    $   98,880    $  101,846    $  104,902    $  108,049    $  111,290
  Insurance                            $   30,720    $   31,642    $   32,591    $   33,569    $   34,576    $   35,613
  Utilities                            $   88,320    $   90,970    $   93,699    $   96,510    $   99,405    $  102,387
  Repair & Maintenance                 $   18,240    $   18,787    $   19,351    $   19,931    $   20,529    $   21,145
  Cleaning                             $   48,000    $   49,440    $   50,923    $   52,451    $   54,024    $   55,645
  Landscaping                          $   60,480    $   62,294    $   64,163    $   66,088    $   68,071    $   70,113
  Security                             $        0    $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                  $   24,960    $   25,709    $   26,480    $   27,274    $   28,093    $   28,935
  General Administrative               $   26,880    $   27,686    $   28,517    $   29,373    $   30,254    $   31,161
  Management                           $   87,768    $   91,319    $   95,003    $   97,853    $  100,789    $  103,812
  Miscellaneous                        $  153,600    $  158,208    $  162,954    $  167,843    $  172,878    $  178,064
                                       --------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $  634,968    $  654,935    $  675,528    $  695,793    $  716,667    $  738,167
  Reserves                             $   38,400    $   39,552    $   40,739    $   41,961    $   43,220    $   44,516
                                       --------------------------------------------------------------------------------
NET OPERATING INCOME                   $1,081,997    $1,131,886    $1,183,796    $1,219,309    $1,255,889    $1,293,565
                                       ================================================================================
  Operating Expense Ratio (% of EGI)         36.2%         35.9%         35.6%         35.6%         35.6%         35.6%

  Operating Expense Per Unit           $    3,307    $    3,411    $    3,518    $    3,624    $    3,733    $    3,845

               YEAR                       Apr-2010     APR-2011      APR-2012      APR-2013      APR-2014
            FISCAL YEAR                      7            8             9             10            11
------------------------------------     ----------   ----------    ----------    ----------    ----------
REVENUE
  Base Rent                              $2,126,941   $2,190,750    $2,256,472    $2,324,166    $2,393,891
  Vacancy                                $   95,712   $   98,584    $  101,541    $   104,58    $  107,725
  Credit Loss                            $   53,174   $   54,769    $   56,412    $   58,104    $   59,847
  Concessions                            $        0   $        0    $        0    $        0    $        0
                                         -----------------------------------------------------------------
    Subtotal                             $  148,886   $  153,352    $  157,953    $  162,692    $  167,572
  Laundry Income                         $        0   $        0    $        0    $        0    $        0
  Garage Revenue                         $        0   $        0    $        0    $        0    $        0
  Other Misc. Revenue                    $  160,481   $  165,295    $  170,254    $  175,362    $  180,622
                                         -----------------------------------------------------------------
    Subtotal Other Income                $  160,481   $  165,295    $  170,254    $  175,362    $  180,622
                                         -----------------------------------------------------------------
EFFECTIVE GROSS INCOME                   $2,138,536   $2,202,692    $2,268,773    $2,336,836    $2,406,941
OPERATING EXPENSES:
  Taxes                                  $  114,629   $  118,068    $  121,610    $  125,258    $  129,016
  Insurance                              $   36,681   $   37,782    $   38,915    $   40,083    $   41,285
  Utilities                              $  105,459   $  108,622    $  111,881    $  115,238    $  118,695
  Repair & Maintenance                   $   21,780   $   22,433    $   23,106    $   23,799    $   24,513
  Cleaning                               $   57,315   $   59,034    $   60,805    $   62,629    $   64,508
  Landscaping                            $   72,216   $   74,383    $   76,614    $   78,913    $   81,280
  Security                               $        0   $        0    $        0    $        0    $        0
  Marketing & Leasing                    $   29,804   $   30,698    $   31,619    $   32,567    $   33,544
  General Administrative                 $   32,096   $   33,059    $   34,051    $   35,072    $   36,124
  Management                             $  106,927   $  110,135    $  113,439    $  116,842    $  120,347
  Miscellaneous                          $  183,406   $  188,909    $  194,576    $  200,413    $  206,426
                                         -----------------------------------------------------------------
TOTAL OPERATING EXPENSES                 $  760,312   $  783,122    $  806,615    $  830,814    $  855,738
  Reserves                               $   45,852   $   47,227    $   48,644    $   50,103    $   51,606
                                         -----------------------------------------------------------------
NET OPERATING INCOME                     $1,332,372   $1,372,344    $1,413,514    $1,455,919    $1,499,597
                                         =================================================================
  Operating Expense Ratio (% of EGI)           35.6%        35.6%         35.6%         35.6%         35.6%

  Operating Expense Per Unit             $    3,960   $    4,079    $    4,201    $    4,327    $    4,457

Estimated Stabilized NOI       $1,115,841        Sales Expense Rate       2.00%
Months to Stabilized                    1        Discount Rate           11.00%
Stabilized Occupancy                 95.5%       Terminal Cap Rate        9.25%

Gross Residual Sale Price     $ 16,211,858     Deferred Maintenance       $          0
Less: Sales Expense           $    324,237     Add: Excess Land           $          0
                              ------------     Other Adjustments          $          0
Net Residual Sale Price       $ 15,887,621                                ------------
PV of Reversion               $  5,595,373     Value Indicated By "DCF"   $ 13,372,860
Add: NPV of NOI               $  7,777,487            Rounded             $ 13,400,000
                              ------------
PV Total                      $ 13,372,860

                          "DCF" VALUE SENSITIVITY TABLE

                                                    DISCOUNT RATE
                    -----------------------------------------------------------------------------
  TOTAL VALUE           10.50%          10.75%          11.00%          11.25%         11.50%
----------------    -------------   -------------   -------------   -------------   -------------
           8.75%    $  14,154,278   $  13,920,877   $  13,692,596   $  13,469,305   $  13,250,879
           9.00%    $  13,982,382   $  13,752,822   $  13,528,288   $  13,308,652   $  13,093,792
TERMINAL   9.25%    $  13,819,777   $  13,593,850   $  13,372,860   $  13,156,683   $  12,945,196
CAP RATE   9.50%    $  13,665,730   $  13,443,246   $  13,225,614   $  13,012,712   $  12,804,420
           9.75%    $  13,519,583   $  13,300,365   $  13,085,918   $  12,876,124   $  12,670,864

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
COPPER MILL, RICHMOND, VIRGINIA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $47,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 8.75% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
COPPER MILL, RICHMOND, VIRGINIA

                                   COPPER MILL

                                                TOTAL     PER SQ. FT.   PER UNIT   % OF EGI
                                            -----------   -----------   --------   --------
REVENUE
  Base Rent                                 $ 1,781,280   $     11.23   $  9,278
  Less: Vacancy & Collection Loss   7.00%   $   124,690   $      0.79   $    649
  Plus: Other Income
    Laundry Income                          $         0   $      0.00   $      0     0.00%
    Garage Revenue                          $         0   $      0.00   $      0     0.00%
    Other Misc. Revenue                     $   134,400   $      0.85   $    700     7.50%
                                            ----------------------------------------------
      Subtotal Other Income                 $   134,400   $      0.85   $    700     7.50%

EFFECTIVE GROSS INCOME                      $ 1,790,990   $     11.29   $  9,328

OPERATING EXPENSES:

  Taxes                                     $    96,000   $      0.61   $    500     5.36%
  Insurance                                 $    30,720   $      0.19   $    160     1.72%
  Utilities                                 $    88,320   $      0.56   $    460     4.93%
  Repair & Maintenance                      $    18,240   $      0.12   $     95     1.02%
  Cleaning                                  $    48,000   $      0.30   $    250     2.68%
  Landscaping                               $    60,480   $      0.38   $    315     3.38%
  Security                                  $         0   $      0.00   $      0     0.00%
  Marketing & Leasing                       $    24,960   $      0.16   $    130     1.39%
  General Administrative                    $    26,880   $      0.17   $    140     1.50%
  Management                        5.00%   $    89,550   $      0.56   $    466     5.00%
  Miscellaneous                             $   153,600   $      0.97   $    800     8.58%

TOTAL OPERATING EXPENSES                    $   636,750   $      4.02   $  3,316    35.55%

  Reserves                                  $    38,400   $      0.24   $    200     2.14%
                                            ----------------------------------------------
NET OPERATING INCOME                        $ 1,115,841   $      7.04   $  5,812    62.30%

  "GOING IN" CAPITALIZATION RATE                   8.75%

  VALUE INDICATION                          $12,752,467   $     80.42   $ 66,419

  PV OF CONCESSIONS                        ($    47,000)

  "AS IS" VALUE INDICATION
    (DIRECT CAPITALIZATION APPROACH)        $12,705,467

       ROUNDED                              $12,700,000   $     80.09   $ 66,146

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
COPPER MILL, RICHMOND, VIRGINIA

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE             VALUE           ROUNDED          $/UNIT         $/SF
--------          -----------      -----------       --------       ------
  8.00%           $13,901,011      $13,900,000       $ 72,396       $87.66
  8.25%           $13,478,344      $13,500,000       $ 70,313       $85.14
  8.50%           $13,080,540      $13,100,000       $ 68,229       $82.61
  8.75%           $12,705,467      $12,700,000       $ 66,146       $80.09
  9.00%           $12,351,232      $12,400,000       $ 64,583       $78.20
  9.25%           $12,016,145      $12,000,000       $ 62,500       $75.68
  9.50%           $11,698,693      $11,700,000       $ 60,938       $73.79

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $12,700,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis      $13,400,000
Direct Capitalization Method       $12,700,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $13,400,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
COPPER MILL, RICHMOND, VIRGINIA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

         Cost Approach                      Not Utilized
         Sales Comparison Approach          $13,800,000
         Income Approach                    $13,400,000
         Reconciled Value                   $13,500,000


The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 7, 2003 the market value of the fee simple estate in the property is:

                                  $13,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
COPPER MILL, RICHMOND, VIRGINIA

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
COPPER MILL, RICHMOND, VIRGINIA

                                    EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
COPPER MILL, RICHMOND, VIRGINIA

                              SUBJECT PHOTOGRAPHS

[PICTURE]
EXTERIOR - APARTMENT BUILDING & LAKE

[PICTURE]
EXTERIOR - LANDSCAPE & APARTMENT BUILDING

[PICTURE]
EXTERIOR - POOL

[PICTURE]
INTERIOR - SAUNA

[PICTURE]
EXTERIOR - TENNIS COURT

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
COPPER MILL, RICHMOND, VIRGINIA

                                    EXHIBIT B

                           SUMMARY OF RENT COMPARABLES
                         AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT B
COPPER MILL, RICHMOND, VIRGINIA

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

    COMPARABLE I-1           COMPARABLE I-2          COMPARABLE I-3

     CHASE GAYTON             OAKS @ GAYTON       CROSSINGS @ SHORT PUMP
100 Chase Gayton Drive      12520 Gayton Road         3400 Cox Road
     Richmond, VA              Richmond, VA            Richmond, VA

      [PICTURE]                 [PICTURE]                [PICTURE]

    COMPARABLE I-4              COMPARABLE I-5

   ADDISON @ WYNDHAM     SUMMIT STONY POINT APARTMENTS
11401 Old Nuckols Road       3012 Stony Lake Drive
     Richmond, VA                Richmond, VA

      [PICTURE]                   [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
COPPER MILL, RICHMOND, VIRGINIA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

           DESCRIPTION                                  SUBJECT                                            COMPARABLE
                                                                                                              R - 1
====================================================================================================================================
   Property Name                     Copper  Mill                                        Hickory  Creek
   Management Company                Aimco                                               Equity
LOCATION:
   Address                           3400 Coppermill Trace                               2344 Hickory Creek Drive
   City, State                       Richmond, Virginia                                  Richmond, VA
   County                            Henrico                                             Henrico
   Proximity to Subject                                                                  1-mile east of the  subject
PHYSICAL CHARACTERISTICS:
   Net Rentable Area (SF)            158,568                                             280,940
   Year Built                        1987                                                1985
   Effective Age                     12                                                  12
   Building Structure Type           Wood walls; wood roof                               Brick veneer; wood roof
   Parking Type (Gr., Cov., etc.)    Open                                                Open, Covered
   Number of Units                   192                                                 294
   Unit Mix:                            Type      Unit  Qty.  Mo.Rent                        Type         Unit   Qty.      Mo.
                                     1  1A10      697   108     $719                     1   1Bd/1Ba       830   124      $720
                                     2  2A20      967    36     $872                     1   1Bd/1Ba/den   945    48      $775
                                     3  2B20    1,010    48     $901                     3   2Bd/2Ba     1,030   122      $845
   Average Unit Size (SF)            826                                                 932
   Unit Breakdown:                       Efficiency  0%   2-Bedroom  44%                   Efficiency   0% 2-Bedroom  41%
                                         1-Bedroom  56%   3-Bedroom   0%                   1-Bedroom   59% 3-Bedroom   0%
CONDITION:                           Good                                                Good
APPEAL:                              Good                                                Good
AMENITIES:
   Unit Amenities                         Attach. Garage       Vaulted Ceiling               Attach. Garage        Vaulted Ceiling
                                      X   Balcony              W/D Connect.               X  Balcony          X    W/D Connect.
                                      X   Fireplace            Other                      X  Fireplace             Other
                                      X   Cable TV Ready                                  X  Cable TV Ready
   Project Amenities                  X   Swimming  Pool                                  X  Swimming Pool
                                      X   Spa/Jacuzzi       X  Car Wash                   X  Spa/Jacuzzi           Car Wash
                                          Basketball Court  X  BBQ Equipment                 Basketball Court X    BBQ Equipment
                                          Volleyball Court     Theater Room                  Volleyball Court      Theater Room
                                      X   Sand  Volley Ball    Meeting Hall                  Sand Volley Ball      Meeting Hall
                                      X   Tennis Court         Secured Parking            X  Tennis Court          Secured Parking
                                          Racquet Ball         Laundry Room                  Racquet Ball          Laundry Room
                                      X   Jogging Track        Business Office               Jogging Track    X    Business Office
                                      X   Gym Room                                        X  Gym Room
OCCUPANCY:                           97%                                                93%
LEASING DATA:
   Available Leasing Terms           9 to 12 months                                      3 to 13  Months
   Concessions                       1 month free on 12 month lease                      2 Bdrm for $799
   Pet Deposit                       $250 - $450                                         $200 - $400
   Utilities Paid by Tenant:          X   Electric              Natural Gas               X   Electric             Natural Gas
                                      X   Water                 Trash                     X   Water                Trash
   Confirmation                      May 7, 2003; Catherine Mason (Community Manager)    May 7, 2003; Property Manager
   Telephone Number                  (804) 747-7267                                      (804) 346-4580
NOTES:
                                                                                         Similar
COMPARISON TO SUBJECT:

           DESCRIPTION                                 COMPARABLE                                      COMPARABLE
                                                         R - 2                                           R - 3
====================================================================================================================================
   Property Name                       Broadmoor                                     Copper Spring Apartments
   Management Company                  Semtinel                                      Ram/Post
LOCATION:
   Address                             9475 W. Broad Street                          3301 Copper  Mill Trace Drive
   City, State                         Richmond, VA                                  Richmond, VA
   County                              Henrico                                       Henrico
   Proximity to Subject                Next to  subject                              Next to subject
PHYSICAL CHARACTERISTICS:
   Net Rentable Area (SF)              259,900                                       310,100
   Year Built                          1985                                          1990
   Effective Age                       12                                            7
   Building Structure Type             Brick walls; wood roof                        Brick & wood siding walls; asphalt shingle roof
   Parking Type (Gr., Cov., etc.)      Open                                          Open
   Number of Units                     360                                           366
   Unit Mix:                                Type        Unit  Qty.   Mo.                  Type         Unit       Qty.      Mo.
                                       1    1Bd/1Ba     658    220  $670             1    1Bd/1Ba       700       212     $  695
                                       1    1Bd/1.5Ba   845     40  $755             1    2Bd/1Ba       903       154     $1,050
                                       2    2Bd/2Ba     930    100  $840
   Average Unit Size (SF)              754                                           785
   Unit Breakdown:                        Efficiency   0% 2-Bedroom  28%                Efficiency   0% 2-Bedroom  42%
                                          1-Bedroom   72% 3-Bedroom   0%                1-Bedroom   58% 3-Bedroom   0%
CONDITION:                             Good                                          Good
APPEAL:                                Good                                          Good
AMENITIES:
   Unit Amenities                            Attach. Garage       Vaulted Ceiling          Attach. Garage       Vaulted Ceiling
                                         X   Balcony          X   W/D Connect.         X   Balcony          X   W/D Connect.
                                         X   Fireplace            Other                X   Fireplace            Other
                                         X   Cable TV Ready                            X   Cable TV Ready
   Project Amenities                     X   Swimming  Pool                            X   Swimming  Pool
                                         X   Spa/Jacuzzi          Car Wash             X   Spa/Jacuzzi       X  Car Wash
                                             Basketball Court     BBQ Equipment            Basketball Court     BBQ Equipment
                                         X   Volleyball Court     Theater Room             Volleyball Court     Theater Room
                                             Sand Volley Ball     Meeting Hall             Sand Volley Ball     Meeting Hall
                                         X   Tennis Court         Secured Parking      X   Tennis Court         Secured Parking
                                             Racquet Ball         Laundry Room         X   Racquet Ball         Laundry Room
                                             Jogging Track        Business Office          Jogging Track     X  Business Office
                                         X   Gym Room                                  X   Gym Room
OCCUPANCY:                             88%                                           87%
LEASING DATA:
  Available Leasing Terms              6 to 13 Months                                12 to 14 Months
  Concessions                          13 to 16 month lease, 2 months free           $50 off one month free
  Pet Deposit                          $250
                                                                                     $100 to $200 free
  Utilities Paid by Tenant:              X   Electric         X   Natural Gas          X  Electric              Natural Gas
                                             Water                Trash                   Water                 Trash
  Confirmation                         May 7 2003; Property Manager                  May 7 2003; Sean Property Contact
  Telephone Number                     1-866-242-4480                                1-866-249-2183
NOTES:
                                       Slightly Inferior                             Similar
  COMPARISON TO SUBJECT:

           DESCRIPTION                                   COMPARABLE                                     COMPARABLE
                                                           R - 4                                           R - 5
===================================================================================================================================
   Property Name                          Sundance Station                               Culpepper  Farms
   Management Company                     Capreit                                        Capreit
LOCATION:
   Address                                3500 Sundance Way                              3450 Spendthrift Drive
   City, State                            Richmond, VA                                   Richmond, VA
   County                                 Henrico                                        Henrico
   Proximity to Subject                   1/2-mile east of the subject                   1 1/2-miles north of subject
PHYSICAL CHARACTERISTICS:
   Net Rentable Area (SF)                 284,784                                        207,554
   Year Built                             1969                                           1972
   Effective Age                          23                                             20
   Building Structure Type                Stone veneer; asphalt shingle roof             Brick walls; asphalt shingle roof
   Parking Type (Gr., Cov., etc.)         Open                                           Open
   Number of Units                        300                                            228
   Unit Mix:                                   Type          Unit  Qty.     Mo.               Type         Unit   Qty.     Mo.
                                          1    1Bd/1Ba        644  118      $710         1    1Bd/1Ba       712   136      $728
                                          1    1Bd/1Ba/den    754   28      $750         2    2Bd/1Ba       957    92      $880
                                          2    2Bd/1Ba        798   36      $765
                                          2    2Bd/2Ba        894  118      $830
   Average Unit Size (SF)                 771                                            811
   Unit Breakdown:                           Efficiency   0% 2-Bedroom  51%                 Efficiency   0% 2-Bedroom  40%
                                             1-Bedroom   49% 3-Bedroom                      1-Bedroom   60% 3-Bedroom   0%
CONDITION:                                Good                                           Good
APPEAL:                                   Good                                           Good
AMENITIES:
   Unit Amenities                               Attach. Garage       Vaulted Ceiling           Attach. Garage       Vaulted Ceiling
                                            X   Balcony          X   W/D Connect.          X   Balcony          X   W/D Connect.
                                            X   Fireplace            Other                 X   Fireplace            Other
                                            X   Cable TV Ready                             X   Cable TV Ready
   Project Amenities                        X   Swimming  Pool                             X   Swimming  Pool
                                            X   Spa/Jacuzzi          Car Wash                  Spa/Jacuzzi          Car Wash
                                                Basketball Court     BBQ Equipment             Basketball Court     BBQ Equipment
                                                Volleyball Court     Theater Room              Volleyball Court     Theater Room
                                                Sand Volley Ball     Meeting Hall              Sand Volley Ball     Meeting Hall
                                            X   Tennis Court         Secured Parking       X   Tennis Court         Secured Parking
                                                Racquet Ball         Laundry Room          X   Racquet Ball         Laundry Room
                                                Jogging Track        Business Office           Jogging Track        Business Office
                                            X   Gym Room                                   X   Gym Room
OCCUPANCY:                                97%                                            97%
LEASING DATA:
   Available Leasing Terms                6 to 12 months                                 6 to 12 months
   Concessions                            $100 off vacants, $50 on notice $99 -mth. 1    $75 off per month
   Pet Deposit                            $200 - $250                                    $250
   Utilities Paid by Tenant:               X   Electric              Natural Gas          X   Electric              Natural Gas
                                               Water                 Trash                X   Water                 Trash
   Confirmation                           May 7 2003; Property  Contact                  May 7 2003; Property Contact
   Telephone Number                       (804)270-7291                                  (804)346-0726
NOTES:                                    Contains 2 tennis courts and covered
                                          parking costs $20/month.
                                          Similar                                        Slightly Superior
   COMPARISON TO SUBJECT:

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
COPPER MILL, RICHMOND, VIRGINIA

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

    COMPARABLE R-1             COMPARABLE R-2            COMPARABLE R-3

    HICKORY CREEK                BROADMOOR            COPPER SPRING APARTMENTS
2344 Hickory Creek Drive     9475 W. Broad Street      3301 Copper Mill Trace
    Richmond, VA                 Richmond, VA              Richmond, VA

     [PICTURE]                    [PICTURE]                  [PICTURE]

  COMPARABLE R-4                 COMPARABLE R-5

 SUNDANCE STATION               CULPEPPER FARMS
3500 Sundance Way            3450 Spendthrift Drive
  Richmond, VA                    Richmond, VA

  [PICTURE]                         [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
COPPER MILL, RICHMOND, VIRGINIA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT C
COPPER MILL, RICHMOND, VIRGINIA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
COPPER MILL, RICHMOND, VIRGINIA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
COPPER MILL, RICHMOND, VIRGINIA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
COPPER MILL, RICHMOND, VIRGINIA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Brian Johnson, MAI and Jonathan Hackerman provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                             -s- Frank Fehribach
                                         ---------------------------------------
                                                 Frank Fehribach, MAI
                                          Managing Principal, Real Estate Group
                                         Temporary Certified General Real Estate
                                                Appraiser #4001 007252

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
COPPER MILL, RICHMOND, VIRGINIA

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
COPPER MILL, RICHMOND, VIRGINIA

                                      FRANK A. FEHRIBACH, MAI

                               MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

Valuation           Mr. Fehribach has experience in valuations for resort
                    hotels; Class A office buildings; Class A multifamily complexes; industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                    Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION           University of Texas - Arlington
                       Master of Science - Real Estate
                    University of Dallas
                       Master of Business Administration - Industrial Management Bachelor of Arts - Economics

STATE               State of Arizona

CERTIFICATIONS          Certified General Real Estate Appraiser, #30828
                    State of Arkansas
                        State Certified General Appraiser, #CG1387N
                    State of Colorado
                        Certified General Appraiser,#CG40000445
                    State of Georgia
                        Certified General Real Property Appraiser, #218487
                    State of Michigan
                        Certified General Appraiser, #1201008081
                    State of Texas
                        Real Estate Salesman License, #407158 (Inactive)
                    State of Texas
                        State Certified General Real Estate Appraiser,
                        #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
COPPER MILL, RICHMOND, VIRGINIA

PROFESSIONAL        Appraisal Institute, MAI Designated Member
AFFILIATIONS        Candidate Member of the CCIM Institute pursuing Certified
                    Commercial Investment Member (CCIM) designation

PUBLICATIONS        "An Analysis of the Determinants of Industrial Property
                             -authored with Dr. Ronald C. Rutherford and Dr.
                    Mark Eakin, The Journal of Real Estate Research, Vol. 8,
                    No.3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
COPPER MILL, RICHMOND, VIRGINIA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
COPPER MILL, RICHMOND, VIRGINIA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.